EXHIBIT 99.1

NEWS RELEASE

For Further Information Contact:

Michael J. Kraupp

Vice President Finance and Assistant Treasurer

Telephone:  (435) 634-3212

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:   February 9, 2005

SKYWEST ANNOUNCES FOURTH QUARTER AND

2004 ANNUAL EARNINGS

St. George, Utah—SkyWest, Inc. (NASDAQ: SKYW) today reported operating revenues of $326.7 million for the quarter ended December 31, 2004, a 37.6% increase, compared to $237.5 million for the same period last year.  The Company reported net income of $21.2 million for the quarter ended December 31, 2004, or $0.37 per diluted share, a 23.3% increase, compared to $17.5 million of net income or $0.30 per diluted share for the same period last year.

SkyWest, Inc. reported operating revenues of $1.2 billion for the year ended December 31, 2004, a 30.2% increase, compared to $888.0 million for the same period last year. The Company reported net income of $82.0 million for the year ended December 31, 2004, or $1.40 per diluted share, a 21.7% increase, compared to $66.8 million of net income or $1.15 per diluted share for the same period last year.

The primary items of significance affecting SkyWest, Inc.’s financial performance during the fourth quarter of 2004 are outlined below:

Total operating revenues for the fourth quarter of 2004 increased primarily as a result of a 28.3% increase in available seat miles (ASMs) and due to increased fuel cost reimbursements by The Company’s major partners that are recorded as operating revenues under our contract flying arrangements.

Total operating expenses per ASM for the fourth quarter of 2004, excluding fuel charges, of $81.7 million or $0.039 per ASM, decreased approximately 2.9% to $0.102 from $0.105 for the same quarter of

2003, primarily as a result of adding 28 larger and newer regional jet aircraft acquired since December 31, 2003.

Total ASMs for the fourth quarter of 2004 increased 28.3% from the fourth quarter of 2003, primarily as a result of the Company increasing its fleet size to 210 aircraft as of December 31, 2004, from 185 aircraft as of December 31, 2003.  During the quarter, the Company took delivery of five new 70-seat regional jet aircraft and acquired four used 50-seat regional jet aircraft with average ages of less than one year.  At December 31, 2004, the Company’s fleet consisted of 137 regional jets (77 United, 56 Delta and 4 SkyWest) and 73 EMB-120 aircraft (50 United, 14 Delta and 9 Continental).  During the fourth quarter of 2004, the Company generated 2.09 billion ASMs, compared to 1.63 billion ASMs during the same period of 2003.

During the quarter ended December 31, 2004, the Company and Delta Air Lines reached a verbal understanding regarding the reimbursement rates for Delta Connection flying for calendar 2005.  The Company and Delta Air Lines are currently engaged in completing a definitive agreement based upon the verbal understanding.

On September 8, 2004, Delta Air Lines announced the key elements of a transformation plan that included the dehubbing of its Dallas/Fort Worth hub. As a result, the Company re-deployed seven CRJ-200 regional jet aircraft to its Salt Lake City hub where Delta Air Lines has indicated it will strengthen its presence.  The transition was effective January 31, 2005.

During the quarter ended December 31, 2004, the Company completed negotiations and signed a definitive agreement with a third-party vendor to provide long-term engine services covering the scheduled and unscheduled repairs for engines on its CRJ-700 regional jet aircraft. Under the terms of the agreement, the Company expects to pay a set dollar amount per engine hour flown on a monthly basis and the third-party vendor will assume the responsibility to repair the engines at no additional cost to the Company, subject to certain exclusions.  During the quarter ended December 31, 2004, the Company recorded expenses of approximately $1.3 million related to the agreement.

During the year ended December 31, 2004, the Company repurchased 895,656 shares of its outstanding common stock for a total of approximately $12.3 million under a previously approved Board authorized repurchase program. The continuing authorization allowed for the repurchase of up to 2.7 million shares of the Company’s outstanding common stock. As a result of the recent purchases, the Company is still authorized to acquire approximately 1.8 million shares.

At December 31, 2004, the Company had approximately $549.7 million in cash and marketable securities, compared to approximately $480.4 million as of December 31, 2003.  During the quarter, the Company took delivery of five new 70-seat regional jet aircraft from Bombardier and four used 50-seat regional jet aircraft.  The Company financed the new aircraft acquisitions with long-term permanent U.S. leveraged leases and third-party long-term debt.  The Company utilized existing cash for the acquisitions of the four used 50-seat regional jet aircraft.  Additionally, during the quarter the Company refinanced two previous interim financing arrangements for 50-seat aircraft with long-term permanent U.S. leveraged leases.

The Company’s long-term debt was $463.2 million as of December 31, 2004, compared to $462.8 million at December 31, 2003, consistent with entering into two long-term debt arrangements on two 50-seat aircraft delivered in January 2004 and making normal recurring payments on its existing long-term debt.  The Company has significant long-term lease obligations that are recorded as operating leases and are not reflected as liabilities on the Company’s consolidated balance sheets.  At a 7.0% discount factor, the present value of these lease obligations was approximately $1.4 billion as of December 31, 2004.

Under the Company’s United Express agreement, specific amounts are included in the rates charged for mature maintenance on regional jet aircraft engines that the Company records as revenue.  However, consistent with the change to a time and material maintenance policy, as more fully described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, as amended, the Company records maintenance expense on its regional jet aircraft engines as the maintenance events occur. As a result, during the fourth quarter of 2004, the Company collected and recorded as revenue $6.2 million (pretax) under its United Express agreement with no corresponding offset for regional jet engine maintenance overhauls since there were none incurred.

Subsequent to year-end, on January 24, 2005 the Company announced in conjunction with Continental Airlines to end its contractual relationship for flying turboprop aircraft as a Continental Connection carrier.  The decision was reached in part due to Continental’s desire for a different aircraft due to certain operational constraints and in part due to SkyWest not achieving certain internal financial objectives.  The Company currently intends to phase out of its Continental Connection turbo-prop flying from March to June 2005.  This flying consisted of approximately 1.5% of SkyWest’s annual ASM production for 2004 and less than 1.0% of SkyWest’s annual operating income for 2004.

SkyWest currently operates as United Express, Delta Connection and Continental Connection carriers under contractual agreements with United Airlines and Delta Air Lines, and under a marketing agreement with Continental Airlines.  System-wide, SkyWest serves a total of 119 cities in 32 states and three Canadian provinces with over 1,500 daily departures.  This press release and additional information regarding SkyWest can be accessed at www.skywest.com.

In addition to historical information, this release contains forward-looking statements.  The Company may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass the Company’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to the Company as of such date.  The Company assumes no obligation to update any forward-looking statement. Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: developments associated with fluctuations in the economy and the demand for air travel; bankruptcy proceedings involving United Airlines, Inc.; potential bankruptcy proceedings involving Delta Air Lines, Inc.; ongoing negotiations between the Company and its major partners regarding their contractual relationships; variations in market and economic conditions; employee relations and labor costs; rapidly escalating fuel costs; the degree and nature of competition; the Company’s ability to expand services in new and existing markets and to maintain profit margins in the face of pricing pressures; aircraft deliveries and the Company’s ability to obtain financing; and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause actual results to differ from the Company’s current expectations are contained in the Company’s filings with the Securities and Exchange Commission, including the section of the Company’s Annual Report 10-K, as amended, entitled “Factors That May Affect Future Results.”

(more)

SKYWEST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Operating revenues:
Passenger	$322,903	$235,772	$1,139,580	$882,062
Ground handling and other	3,785	1,708	16,464	5,964
	326,688	237,480	1,156,044	888,026
Operating expenses:
Flying operations	171,248	110,732	577,492	417,801
Customer service	50,656	37,216	180,578	139,125
Maintenance	32,172	25,951	113,537	83,829
Depreciation and amortization	19,369	19,905	76,817	74,419
General and administrative	15,239	13,410	58,236	50,800
Promotion and sales	1,186	1,420	4,608	13,572
	289,870	208,634	1,011,268	779,546
Operating income	36,818	28,846	144,776	108,480
Other income (expense):
Interest income	3,496	2,155	10,050	10,492
Interest expense	(4,899)	(2,779)	(18,239)	(9,891)
Gain on sales of property and equipment	—	406	—	406
	(1,403)	(218)	(8,189)	1,007
Income before income taxes	35,415	28,628	136,587	109,487
Provision for income taxes	14,166	11,165	54,635	42,700
Net income	$21,249	$17,463	$81,952	$66,787

Basic earnings per share	$0.37	$0.30	$1.42	$1.16
Diluted earnings per share	$0.37	$0.30	$1.40	$1.15
Weighted average common shares:
Basic	57,458	57,853	57,858	57,745
Diluted	57,967	58,397	58,350	58,127

10

Unaudited Operating Highlights

	Three Months Ended December 31,				Year Ended December 31,
Operating Highlights	2004	2003	% Change		2004	2003	% Change

Passengers carried	3,612,943	2,985,715	21.0		13,424,520	10,738,691	25.0
Revenue passenger miles (000)	1,532,583	1,186,251	29.2		5,546,069	4,222,669	31.3
Available seat miles (000)	2,092,730	1,631,458	28.3		7,546,318	5,875,029	28.4
Passenger load factor	73.2%	72.7%	0.5	pts	73.5%	71.9%	1.6	pts
Passenger breakeven load factor	66.0%	64.7%	1.3	pts	65.5%	63.9%	1.6	pts
Yield per revenue passenger mile	$0.211	$0.199	6.0		$0.205	$0.209	(1.9)
Revenue per available seat mile	$0.156	$0.146	6.8		$0.153	$0.151	1.3
Cost per available seat mile	$0.141	$0.130	8.5		$0.136	$0.134	1.5
Fuel cost per available seat mile	$0.039	$0.025	56.0		$0.033	$0.025	32.0
Average passenger trip length	424	397	6.8		413	393	5.1

11